Exhibit 99.1



I.C. Isaacs Reports Third Quarter 2003 Results

    NEW YORK--(BUSINESS WIRE)--Nov. 11, 2003--I.C. Isaacs & Company, Inc. (OTCBB:ISAC) today announced its financial results for the third quarter ended September 30, 2003. The Company reported a net loss of $0.5 million or ($0.05) per share for the third quarter of 2003 compared to a net loss of $0.5 million or ($0.07) per share for the same period of 2002. The net loss in the third quarter of 2003 was impacted by a $0.4 million non-cash charge from the sale of land the Company was not utilizing in its operations. The cash proceeds from this sale were used to reduce amounts owed on the Company's revolving line of credit. Net sales remained relatively unchanged at $16.4 million in the three months ended September 30, 2003 and 2002. Gross profit declined slightly to $6.0 million in the third quarter of 2003 from $6.2 million in the same period of 2002. The third quarter decline in gross profit was more than offset by lower operating expenses for the third quarter of 2003 compared to the same period of 2002. Operating expenses decreased 12.1% to $5.8 million in the third quarter of 2003 from $6.6 million in the same period of 2002. As a percentage of net sales, operating expenses decreased to 35.7% in the third quarter of 2003 compared to 40.5% for the same period in 2002. Operating income was $0.2 for the third quarter of 2003 compared to an operating loss of $0.4 million for the same period of 2002.
    For the nine months ended September 30, 2003 the Company reported a net loss of $0.7 million or ($0.06) per share compared to net income of $1.4 million or $0.18 per share in the same period of 2002. The net loss for the first nine months of 2003 was impacted by the above mentioned $0.4 million non-cash charge from the sale of land. For the nine months ended September 30, 2003, net sales decreased 8.2% to $49.1 million compared to $53.5 million in the same period of 2002. Gross profit decreased to $16.3 million in the nine months ended September 30, 2003 from $21.8 million in the same period of 2002. Operating expenses decreased 20.0% to $16.0 million in the nine months ended 2003 from $20.0 million in the same period of 2002. As a percentage of net sales, operating expenses decreased to 32.6% in the nine months ended September 30, 2003 compared to 37.4% for the same period in 2002.
    Staffan Ahrenberg, Chairman of I.C. Isaacs, commented, "In the third quarter of 2003, the Company continued to make progress in its ongoing efforts to reduce operating expenses and to restore the profit margins to expected levels. The Girbaud brand continues to be well received in the market and the Company successfully continues to implement its plan to be more efficient in delivering its product to the marketplace. Gross profit as a percentage of sales for the third quarter of 2003 increased to 36.6% compared to 27.9% and 35.2% for the first and second quarters of 2003 respectively. The Company has experienced a significant increase in its order backlog, $22.0 million at October 31, 2003 compared to $10.5 million at October 31, 2002. However, the retail environment continues to be challenging."

    THE COMPANY

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded jeanswear and sportswear based in New York and Baltimore. The Company offers full lines of jeanswear and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

    This announcement contains forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2003, including without limitation statements regarding the Company's expectations with respect to the economic environment in 2003 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risk and uncertainties, many of which are beyond the Company's control, which may cause actual results to differ materially from those contemplated in such forward-looking statements, among other things, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, and (vi) the risk that the backlog of orders may not be indicative of eventual actual shipments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.



                      I.C. Isaacs & Company, Inc.
                      Consolidated Balance Sheets
                 (000's omitted except per share data)

                                                    Sept. 30, Dec. 31,
                                                      2003     2002
                                                    -------- --------
                                                  (Unaudited)
Assets
Current
  Cash, including temporary investments of $56
   and $82                                              $638     $601
  Accounts receivable, less allowance for
   doubtful accounts of $300 and $245                 12,038    8,319
  Inventories                                          3,617    6,445
  Prepaid expenses and other                             526      206
                                                    -------- --------
    Total current assets                              16,819   15,571
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization               777    1,780
Other assets                                           4,804    5,097
                                                    -------- --------
                                                     $22,400  $22,448
                                                    ======== ========

Liabilities And Stockholders' Equity
Current
  Checks issued against future deposits                 $847     $626
  Revolving line of credit                             5,421    5,030
  Current maturities of long-term debt                 1,693      767
  Accounts payable                                     1,097      908
  Accrued expenses and other current liabilities       1,952    2,085
                                                    -------- --------
    Total current liabilities                         11,010    9,416
                                                    -------- --------
Long-term debt                                         4,864    5,790
Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000 shares
   authorized, none outstanding                           --       --
  Common stock; $.0001 par value; 50,000 shares
   authorized, 12,311 shares issued; 11,135
   shares outstanding                                      1        1
  Additional paid-in capital                          43,659   43,659
  Accumulated deficit                                (34,811) (34,095)
  Treasury stock, at cost (1,177 shares)              (2,323)  (2,323)
                                                    -------- --------
    Total stockholders' equity                         6,526    7,242
                                                    -------- --------
                                                     $22,400  $22,448
                                                    ======== ========



                      I.C. Isaacs & Company, Inc.
           Consolidated Statements of Operations (Unaudited)
                 (000's omitted except per share data)

                                  Three Months Ended Nine Months Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------
Net sales                          $16,372  $16,348  $49,145  $53,492
Cost of sales                       10,410   10,110   32,817   31,690
                                   -------- -------- -------- --------
Gross profit                         5,962    6,238   16,328   21,802
                                   -------- -------- -------- --------
Operating Expenses
  Selling                            2,962    3,207    7,701    9,433
  License fees                       1,158    1,197    3,010    3,880
  Distribution and shipping            482      568    1,554    1,821
  General and administrative         1,208    1,658    3,720    4,873
                                   -------- -------- -------- --------
Total operating expenses             5,810    6,630   15,985   20,007
                                   -------- -------- -------- --------
Operating income (loss)                152     (392)     343    1,795
                                   -------- -------- -------- --------
Other income (expense)
  Interest, net of interest income    (243)    (158)    (710)    (469)
  Loss on sale of property            (415)      --     (415)      --
  Other, net                           (39)      40       66       49
                                   -------- -------- -------- --------
Total other income (expense)          (697)    (118)  (1,059)    (420)
                                   -------- -------- -------- --------
Net income (loss)                    $(545)   $(510)   $(716)  $1,375
                                   -------- -------- -------- --------

Basic earnings (loss) per share     $(0.05)  $(0.07)  $(0.06)   $0.18
Weighted average shares
 outstanding                        11,135    7,835   11,135    7,835
Diluted earnings (loss) per share   $(0.05)  $(0.07)  $(0.06)   $0.13
Weighted average shares
 outstanding                        11,135    7,835   11,135   10,329

    CONTACT: I.C. Isaacs & Company, Inc.
             Robert J. Conologue, 212-563-0761